Advantage Solutions announces solid third quarter results that surpass consensus estimates and provides outlook for the remainder of the year

Irvine, Calif., November 7, 2023 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “company,” “we” or “our”), a leading provider of sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its third quarter ended September 30, 2023. The results continue to reflect a trendline of improving financial performance for the company, with Adjusted EBITDA ahead of consensus estimates. Revenues for the quarter grew 4.3% year-over-year, or 5.8% excluding the impact of foreign exchange rates, acquisitions and divestitures, to $1.1 billion. Adjusted EBITDA for the quarter was $113.1 million, down 4.3% year-over year, which is in-line with prior quarters this year. On a year-to-date basis, Advantage has generated $3.1 billion of Revenues and $309.4 million of Adjusted EBITDA.

“Our ongoing efforts to strengthen our culture, simplify our operations, improve our financial discipline and enhance our processes and accountability as a unified company resulted in another quarter of healthy financial performance,” said Advantage Solutions CEO Dave Peacock. “I am incredibly proud of our team’s success as we continue to evolve our position in the marketplace and deliver long-term, profitable growth by enhancing our service level with our clients and customers.”

Advantage also today said it is planning to organize its portfolio of businesses into a new, simplified structure that more closely aligns its business capabilities with economic buyers. These changes are designed to drive greater collaboration, efficiency and accountability within the company while leveraging the firm’s position at the nexus of consumer goods companies and retailers. The company is also continuing to evaluate its service offerings to ensure more focus on its mission of converting shoppers into buyers for consumers goods companies and retailers. This has led to the divestiture of Atlas Technology Group and a continued review of certain business operations.

“Advantage has an excellent track-record of customer service, but we need to simplify how we work and more clearly demonstrate our value proposition to our customers and the market”, Peacock said. “We anticipate that the first step of restructuring into three segments will be complete in 2024. The resulting changes will help drive efficiencies and create capacity for the company to reinvest in our core capabilities and growth.”

In the quarter, the company continued to reduce its debt through voluntary open market repurchases of its term loan. Advantage’s capital allocation philosophy remains focused on maximizing returns for equity holders, including deleveraging its balance sheet and investing behind core business offerings.

“Having a healthy balance sheet and a sound infrastructure are crucial to providing clients and customers with best-in-class service,” Peacock said. “Advantage is committed to quickly implementing the right plans to generate more cash to invest in the business and position Advantage for long-term success.”

Third Quarter 2023 Highlights

Revenues

	Three Months Ended September 30,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$628,546	$646,246	$(17,700)	(2.7)%
Marketing	467,513	404,849	62,664	15.5%
Total Revenues	$1,096,059	$1,051,095	$44,964	4.3%

Adjusted EBITDA and Adjusted EBITDA by Segment

	Three Months Ended September 30,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$66,927	$76,172	$(9,245)	(12.1)%
Marketing	46,222	42,096	4,126	9.8%
Total Adjusted EBITDA	$113,149	$118,268	$(5,119)	(4.3)%

•
Revenues for the third quarter were $1,096.1 million, up $45.0 million, or 4.3%, from third quarter 2022 revenues of $1,051.1 million. Excluding the impact of unfavorable foreign exchange rates and acquisitions / divestitures, revenues increased 5.8%.
•
Operating income in the quarter was $16.0 million, compared with operating income of $46.8 million in the third quarter of 2022.
•
Adjusted EBITDA in the quarter was $113.1 million compared with Adjusted EBITDA of $118.3 million in the third quarter of 2022.
•
Net loss in the quarter was $22.6 million compared with net income of $23.2 million in the third quarter of 2022.

The year-over-year increase in revenues was driven by $62.7 million of growth in the marketing segment (an increase of 15.5% year-over-year) partially offset by a sales segment decline of $17.7 million, or 2.7% year over year. Third quarter growth in the marketing segment was driven primarily by the continued recovery of our in-store sampling and demonstration services and pricing realization. The third quarter decline in the sales segment was driven by a completed divestiture and an intentional client exit in late 2022, partially offset by pricing realization and growth in our European joint venture.

The year-over-year decline in operating income was primarily due to inflationary cost pressures in-line with expectations including wage and incentive compensation, and costs associated with various internal reorganization activities.

The year-over-year decline in Adjusted EBITDA was primarily due to the decline in operating income, exclusive of the impact of various internal reorganization activities.

The year-over-year decline in net income was driven by the decline in operating income and an increase in interest expense due to the rising interest rate environment, partially offset by lower debt balances.

Balance Sheet Highlights

As of September 30, 2023, the company’s cash and cash equivalents were $171.4 million, total debt was $1,958.4 million and Net Debt was $1,787.0 million. The debt capitalization consists primarily of the $1,177.4 million First Lien Term Loan and $775.0 million of senior secured notes as of September 30, 2023.

During the quarter, Advantage voluntarily repurchased approximately $56.8 million of its First Lien Term Loan at an attractive discount, resulting in a net leverage ratio of approximately 4.2x LTM Adjusted EBITDA as of September 30, 2023. Approximately 88% of the company’s debt is hedged or at a fixed interest rate.

Fiscal Year 2023 Outlook

The company now expects Adjusted EBITDA around the upper end of the guidance range of $400 million to $420 million, including the impact of completed divestitures. Our guidance contemplates the continued realization of pricing, growth in in-store sampling and demonstration events, as well as further investments behind technology and talent in the fourth quarter of 2023 and beyond.

Conference Call Details

Advantage will host a conference call at 8:00 am ET on November 7, 2023 to discuss its third quarter 2023 financial performance and business outlook. To participate, please dial 877-407-4018 within the United States or +1-201-689-8471 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 13740877. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A replay of the conference call will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 844-512-2921 within the United States or +1-412-317-6671 outside the United States. The replay ID is 13740877.

About Advantage Solutions

Advantage Solutions (NASDAQ: ADV) is a leading provider of outsourced sales and marketing solutions that is uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Headquartered in Irvine, Calif., Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia and Europe through which the company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Included with this press release are the company’s consolidated and condensed financial statements as of and for the three and nine months ended September 30, 2023. These financial statements should be read in conjunction with the information contained in the company’s Quarterly Report on Form 10-Q, to be filed with the Securities and Exchange Commission on November 7, 2023.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and the measures taken in response thereto; the availability, acceptance, administration and effectiveness of any COVID-19 vaccine; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the company with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing

Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA, Adjusted EBITDA by Segment and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA and Adjusted EBITDA by Segment mean net (loss) income before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) amortization of intangible assets, (v) equity-based compensation of Karman Topco L.P., (vi) changes in fair value of warrant liability, (vii) stock based compensation expense, (viii) fair value adjustments of contingent consideration related to acquisitions, (ix) acquisition-related expenses, (x) loss on disposal of assets, (xi) costs associated with COVID-19, net of benefits received, (xii) EBITDA for economic interests in investments, (xiii) reorganization and restructuring expenses, (xiv) litigation expenses, (xv) recovery from Take 5, (xvi) costs associated with the Take 5 Matter and (xvii) other adjustments that management believes are helpful in evaluating our operating performance.

Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the company’s financial condition and to evaluate changes to the company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2023 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$171,354	$120,715
Restricted cash	16,265	17,817
Accounts receivable, net of allowance for expected credit losses of $32,682 and $22,752, respectively	827,845	869,000
Prepaid expenses and other current assets	103,125	149,476
Total current assets	1,118,589	1,157,008
Property and equipment, net	78,100	70,898
Goodwill	886,825	887,949
Other intangible assets, net	1,740,656	1,897,503
Investments in unconsolidated affiliates	126,991	129,491
Other assets	106,350	119,522
Total assets	$4,057,511	$4,262,371
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$14,383	$13,991
Accounts payable	250,476	261,464
Accrued compensation and benefits	139,096	154,744
Other accrued expenses	179,122	133,173
Deferred revenues	50,830	37,329
Total current liabilities	633,907	600,701
Long-term debt, net of current portion	1,910,013	2,022,819
Deferred income tax liabilities	240,061	297,874
Other long-term liabilities	93,439	111,507
Total liabilities	2,877,420	3,032,901
Commitments and contingencies

Redeemable noncontrolling interest	3,791	3,746

Equity attributable to stockholders of Advantage Solutions Inc.
Common stock, $0.0001 par value, 3,290,000,000 shares authorized; 325,774,637 and 319,690,300 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	32	32
Additional paid in capital	3,438,342	3,408,836
Accumulated deficit	(2,327,796)	(2,247,109)
Loans to Karman Topco L.P.	(6,381)	(6,363)
Accumulated other comprehensive loss	(19,312)	(18,849)
Treasury stock, at cost; 1,610,014 shares as of September 30, 2023 and December 31, 2022, respectively	(12,567)	(12,567)
Total equity attributable to stockholders of Advantage Solutions Inc.	1,072,318	1,123,980
Nonredeemable noncontrolling interest	103,982	101,744
Total stockholders’ equity	1,176,300	1,225,724
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$4,057,511	$4,262,371

Advantage Solutions Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended September 30,
(in thousands, except share and per share data)	2023	2022
Revenues	$1,096,059	$1,051,095
Cost of revenues (exclusive of depreciation and amortization shown separately below)	947,546	908,523
Selling, general, and administrative expenses	76,065	37,945
Depreciation and amortization	56,465	57,785
Total operating expenses	1,080,076	1,004,253
Operating income	15,983	46,842
Other expenses (income):
Change in fair value of warrant liability	586	(1,100)
Interest expense, net	42,302	23,557
Total other expenses	42,888	22,457
(Loss) income before income taxes	(26,905)	24,385
(Benefit from) provision for income taxes	(4,232)	1,158
Net (loss) income	(22,582)	23,227
Less: net income attributable to noncontrolling interest	1,756	2,168
Net (loss) income attributable to stockholders of Advantage Solutions Inc.	(24,338)	21,059
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(5,709)	(13,616)
Total comprehensive (loss) income attributable to stockholders of Advantage Solutions Inc.	$(30,047)	$7,443

Basic (loss) earnings per common share	$(0.07)	$0.07
Diluted (loss) earnings per common share	$(0.07)	$0.07

Weighted-average number of common shares:	324,706,866	318,821,895
Weighted-average number of common shares, assuming dilution	324,706,866	319,725,065

Advantage Solutions Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(78,106)	$44,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Noncash interest income	(12,630)	(41,092)
Amortization of deferred financing fees	6,387	6,673
Depreciation and amortization	170,307	173,997
Change in fair value of warrant liability	587	(21,456)
Fair value adjustments related to contingent consideration	11,591	5,448
Deferred income taxes	(56,716)	(28,561)
Equity-based compensation of Karman Topco L.P.	(3,278)	(7,142)
Stock-based compensation	32,510	29,906
Equity in earnings of unconsolidated affiliates	(4,132)	(6,480)
Distribution received from unconsolidated affiliates	1,611	1,339
Loss on sale of businesses	20,208	2,953
Gain on repurchases of Term Loan Facility debt	(5,241)	—
Loss on disposal of property and equipment	782	608
Changes in operating assets and liabilities, net of effects from divestitures and purchases of businesses:
Accounts receivable, net	34,095	(45,383)
Prepaid expenses and other assets	47,635	(45,087)
Accounts payable	(5,731)	(7,914)
Accrued compensation and benefits	(14,757)	(26,316)
Deferred revenues	13,652	(156)
Other accrued expenses and other liabilities	21,938	46,176
Net cash provided by operating activities	180.712	81,950
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of businesses, net of cash acquired	—	(74,146)
Purchase of investment in unconsolidated affiliates	(3,023)	(775)
Purchase of property and equipment	(29,658)	(30,037)
Proceeds from divestiture	12,763	1,896
Proceeds from sale of investment in unconsolidated affiliates	4,428	—
Net cash used in investing activities	(15,490)	(103,062)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under lines of credit	77,884	140,599
Payments on lines of credit	(77,222)	(139,684)
Proceeds from government loans for COVID-19 relief	1,339	—
Principal payments on long-term debt	(10,172)	(10,427)
Repurchases of Term Loan Facility debt	(103,954)	—
Proceeds from issuance of common stock	2,248	3,320
Payments for taxes related to net share settlement under 2020 Incentive Award Plan	(1,277)	—
Contingent consideration payments	(1,867)	(23,164)
Holdback payments	(1,598)	(8,557)
Contribution from noncontrolling interest	—	5,217
Redemption of noncontrolling interest	(154)	(224)
Net cash used in financing activities	(114,773)	(32,920)
Net effect of foreign currency changes on cash	(1,362)	(12,311)
Net change in cash, cash equivalents and restricted cash	49,087	(66,343)
Cash, cash equivalents and restricted cash, beginning of period	138,532	180,637
Cash, cash equivalents and restricted cash, end of period	$187,619	$114,294
SUPPLEMENTAL CASH FLOW INFORMATION
Purchase of property and equipment recorded in accounts payable and accrued expenses	$437	$1,409

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Consolidated	Three Months Ended September 30,
	2023	2022
(in thousands)
Net (loss) income	$(22,582)	$23,227
Add:
Interest expense, net	42,302	23,557
(Benefit from) provision for income taxes	(4,323)	1,158
Depreciation and amortization	56,465	57,785
Equity-based compensation of Karman Topco L.P.(a)	209	(828)
Change in fair value of warrant liability	586	(1,100)
Fair value adjustments related to contingent consideration related to acquisitions(b)	2,231	(340)
Acquisition-related expenses(c)	1,591	4,260
Loss on disposal of assets(f)	2,553	—
Reorganization and restructuring expenses(d)	22,416	3,562
Litigation expenses(e)	4,314	—
Costs associated with COVID-19, net of benefits received(g)	(49)	2,009
Costs associated with the Take 5 Matter(i)	53	278
Stock-based compensation expense(j)	10,074	7,174
EBITDA for economic interests in investments(k)	(2,691)	(2,474)
Adjusted EBITDA	$113,149	$118,268

Sales Segment	Three Months Ended September 30,
	2023	2022
(in thousands)
Operating income	$5,995	$31,765
Add:
Depreciation and amortization	38,896	39,798
Equity-based compensation of Karman Topco L.P.(a)	259	(320)
Fair value adjustments related to contingent consideration related to acquisitions(b)	179	(1,901)
Acquisition-related expenses(c)	970	2,880
Loss on disposal of assets(f)	2,543	—
Reorganization and restructuring expenses(d)	12,745	2,360
Litigation expenses(e)	2,287	—
Costs associated with COVID-19, net of benefits received(g)	7	166
Stock-based compensation expense(j)	5,408	4,080
EBITDA for economic interests in investments(k)	(2,362)	(2,656)
Sales Segment Adjusted EBITDA	$66,927	$76,172

Marketing Segment	Three Months Ended September 30,
	2023	2022
(in thousands)
Operating income	$9,988	$15,077
Add:
Depreciation and amortization	17,569	17,987
Equity-based compensation of Karman Topco L.P.(a)	(50)	(508)
Fair value adjustments related to contingent consideration related to acquisitions(b)	2,052	1,561
Acquisition-related expenses(c)	621	1,380
Loss on disposal of assets(f)	10	—
Reorganization and restructuring expenses(d)	9,671	1,202
Litigation expenses(e)	2,027	—
Costs associated with COVID-19, net of benefits received(g)	(56)	1,843
Costs associated with the Take 5 Matter(i)	53	278
Stock-based compensation expense(j)	4,666	3,094
EBITDA for economic interests in investments(k)	(329)	182
Marketing Segment Adjusted EBITDA	$46,222	$42,096

(a)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Topco made to one of the equity holders of Topco and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.

(b)

Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions. See Note 5—Fair Value of Financial Instruments to our unaudited condensed financial statements for the three and nine months ended September 30, 2023 and 2022.

(c)

Represents fees and costs associated with activities related to our acquisitions, divestitures, and related reorganization activities, including professional fees, due diligence, and integration activities.

(d)	Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(e)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(f)	Represents losses on disposal of assets related to divestitures and losses on sale of businesses and assets held for sale, less cost to sell.
(g)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(h)

Represents a gain associated with the repurchases of Term Loan Facility debt during the three and nine months ended September 30, 2023. For additional information, refer to Note 4—Debt to our unaudited condensed financial statements for the three and nine months ended September 30, 2023 and 2022.

(i)	Represents costs associated with the Take 5 Matter, primarily, professional fees and other related costs.
(j)	Represents non-cash compensation expense related to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan.
(k)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

Advantage Solutions Inc.

Disaggregated revenues

(Unaudited)

	Three Months Ended September 30,
	2023	2022
(in thousands)
Sales brand-centric services	$352,197	$343,478
Sales retail-centric services	276,349	302,768
Total sales revenues	628,546	646,246
Marketing brand-centric services	137,026	143,241
Marketing retail-centric services	330,487	261,608
Total marketing revenues	467,513	404,849
Total revenues	$1,096,059	$1,051,095

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

September 30,
(in millions)	2023
Current portion of long-term debt	$14.4
Long-term debt, net of current portion	1,910.0
Less: Debt issuance costs	(34.0)
Total Debt	1,958.4
Less: Cash and cash equivalents	171.4
Total Net Debt	$1,787.0

LTM Adjusted EBITDA	$422.1
Net Debt / Adjusted EBITDA ratio	4.2x

Contacts:

Sean Choksi

sean.choksi@advantagesolutions.net